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                       Securities and Exchange Commission
                              Washington, DC 20549
                                 Schedule 14D-9

                      Solicitation/Recommendation Statement
                          Under Section 14(d)(4) of the
                         Securities Exchange Act of 1934

                               (Amendment No. ___)

                                   ITXC Corp.
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                            (Name of Subject Company)

                                   ITXC Corp.
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                       (Name of Persons Filing Statement)

                                  Common Stock
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                         (Title of Class of Securities)

                                    45069F109
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                      (CUSIP Number of Class of Securities)

                       Theodore M. Weitz, Esq., Secretary
                                   ITXC Corp.
                              750 College Road East
                           Princeton, New Jersey 08540
                                 (609) 750-3333
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          (Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)


[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.